As filed with the Securities and Exchange Commission on November 8, 2023.

Registration No. 333-273824

Registration No. 333-248070

Registration No. 333-224700

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-273824

REGISTRATION STATEMENT NO. 333-248070

REGISTRATION STATEMENT NO. 333-224700

UNDER THE SECURITIES ACT OF 1933

Amneal Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	93-4225266
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Crossing Boulevard Bridgewater, New Jersey	08807
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED

AMNEAL PHARMACEUTICALS, INC. 2018 INCENTIVE AWARD PLAN

(Full title of the plan)

Jason B. Daly

Senior Vice President, Chief Legal Officer and Corporate Secretary

400 Crossing Boulevard

Bridgewater, New Jersey 08807

(Name and address of agent of service)

(908) 947-3120

(Telephone number, including area code, of agent for service)

Copies to:

Karen Hsu Kelley

Richard A. Fenyes

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

This Post-Effective Amendment No. 1 (the “Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to notify the Securities and Exchange Commission (the “Commission”) that effective as of November 7, 2023, Amneal Intermediate Inc. (formerly “Amneal Pharmaceuticals, Inc.”), a Delaware corporation (the “Predecessor Registrant”), merged (the “Merger”) with and into Amneal Merger Sub 1 Inc., a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of Amneal Pharmaceuticals, Inc. (formerly “Amneal NewCo Inc.”), a Delaware corporation (the “Successor Registrant”), pursuant to which the Predecessor Registrant became a direct wholly owned subsidiary of the Successor Registrant, in accordance with the Agreement and Plan of Merger, dated November 7, 2023 among the Predecessor Registrant, the Successor Registrant and Merger Sub. For the purposes of this Amendment and the Registration Statements (as defined below), (i) as of any time prior to the effective time of the Merger, references to the “Company,” “we,” “us,” “our” and similar terms mean the Predecessor Registrant and references to “Class A Common Stock” mean the Class A Common Stock, par value $0.01 per share, of the Predecessor Registrant and (ii) as of the effective time of the Merger and thereafter, references to the “Company,” “we,” “us,” “our” and similar terms mean the Successor Registrant and references to “Class A Common Stock” mean the Class A Common Stock, par value $0.01 per share, of the Successor Registrant. This Amendment does not reflect any increase in the number of shares issuable pursuant to the Company’s equity compensation plans.

This Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•

the Registration Statement of the Predecessor Registrant on Form S-8 (File No. 333-273824), filed with the Commission on August 9, 2023, registering 20,000,000 shares of Class A Common Stock issuable under the Amended and Restated Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan (the “Plan”);

•

the Registration Statement of the Predecessor Registrant on Form S-8 (File No. 333-248070), filed with the Commission on August 17, 2020, registering 14,000,000 shares of Class A Common Stock issuable under the Plan; and

•

the Registration Statement of the Predecessor Registrant on Form S-8 (File No. 333-224700), filed with the Commission on May 7, 2018, registering 23,000,000 shares of Class A Common Stock issuable under the Plan.

In connection with the Merger, all of the outstanding capital stock of the Predecessor Registrant (including any options or other rights to acquire the same) was converted automatically, on a share-for-share basis, into equivalent capital stock of the Successor Registrant (and rights to acquire the same). As a result of the Merger, each stockholder of the Predecessor Registrant became a stockholder of the Successor Registrant. In connection with the Merger, the Successor Registrant assumed the Predecessor Registrant’s existing obligations in connection with awards granted under the Plans.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All registration fees were paid at the time of filing of the original Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Amendment in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 have been or will be delivered to the participants in the Plans covered by the Registration Statements as adopted by this Amendment as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Amendment or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are hereby incorporated herein by reference:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”);

(b) the Company’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2023 (solely those portions that were incorporated by reference into the Annual Report);

(c) the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed May 9, 2023 and for the quarter ended June 30, 2023, filed August 8, 2023;

(d) the Company’s Current Reports on Form 8-K filed on May 12, 2023, May  19, 2023 and October 17, 2023 (excluding any portion of such report that was furnished pursuant to Item 7.01); and

(e) the description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on November 8, 2023.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into these Registration Statements and to be a part of these Registration Statements from the date of filing of such documents.

Item 4.	Description of Securities.

Please refer to the description of the Company’s Class A Common Stock contained under the description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on November 8, 2023, together with any amendment thereto filed with the Commission for the purpose of updating such description.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that a director will not be liable to the Company or its stockholders for monetary damages to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Amendment:

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of Amneal Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Predecessor Registrant’s Current Report on Form 8-K (File No. 001-38485) filed with the Commission on November 8, 2023).

4.2	Amended and Restated Bylaws of Amneal Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 to the Predecessor Registrant’s Current Report on Form 8-K (File No. 001-38485) filed with the Commission on November 8, 2023).

4.3	Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (File No. 001-38485) filed with the Commission on August 8, 2023).

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (included in the signature pages to this Amendment).

107.1	Filing fee table.

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Successor Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, New Jersey, on the 8th day of November, 2023.

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Anastasios Konidaris
Name:	Anastasios Konidaris
Title:	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anastasios Konidaris and Jason B. Daly, and each of them severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and steed, in any and all capacities, to sign any and all amendments to these registration statements (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) promulgated under the Securities Act, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chirag Patel Chirag Patel	President, Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	November 8, 2023

/s/ Chintu Patel Chintu Patel	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	November 8, 2023

/s/ Anastasios Konidaris Anastasios Konidaris	Executive Vice President, Chief Financial Officer (Principal Financial & Accounting Officer)	November 8, 2023

/s/ Paul M. Meister Paul M. Meister	Chairman of the Board of Directors	November 8, 2023

/s/ Emily Peterson Alva Emily Peterson Alva	Director	November 8, 2023

/s/ Deb Autor Deb Autor	Director	November 8, 2023

/s/ J. Kevin Buchi J. Kevin Buchi	Director	November 8, 2023

/s/ Jeffrey P. George Jeffrey P. George	Director	November 8, 2023

/s/ John J. Kiely, Jr. John J. Kiely, Jr.	Director	November 8, 2023

/s/ Ted Nark Ted Nark	Director	November 8, 2023

/s/ Gautam Patel Gautam Patel	Director	November 8, 2023

/s/ Shlomo Yanai Shlomo Yanai	Director	November 8, 2023